Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of IDI, Inc. for the registration of 500,000 shares of its common stock and resale of 2,369,190 shares of its common stock and to the incorporation by reference therein of our report dated June 24, 2014, with respect to the consolidated financial statements Fluent, Inc. and subsidiaries as of December 31, 2013 and for the years ended December 31, 2013 and 2012, included in IDI Inc.’s Current Report on Form 8-K dated December 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 17, 2016